UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2010

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-33633	26-0783366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia		30318-2825
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 4, 2010 (the “Closing Date”), Zep Inc., a Delaware corporation (the “Company”), acquired Amrep, Inc. (“Amrep”), a Delaware corporation and a producer and supplier of maintenance chemicals for the automotive aftermarket and certain other maintenance markets, for a cash purchase price of approximately $64.4 million, subject to post-closing working capital adjustments. Amrep is a wholly-owned subsidiary of Dawn Chemical Company, a Delaware corporation (“DCC”). DCC is a holding company and has no other assets other than its equity interest in Amrep. The acquisition was consummated pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 4, 2010, by and between the Company, Project Missouri, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Subsidiary”), DCC, MCM Capital Partners L.P., an Ohio limited partnership (the “Stockholders Representative”), and the stockholders of DCC who are a party to the Agreement (each a “Stockholder” and collectively, the “Stockholders”). Pursuant to the Merger Agreement, the Merger Subsidiary merged with and into DCC on the Closing Date, at which point the separate corporate existence of the Merger Subsidiary ceased and DCC continued as the surviving corporation, with Amrep and DCC becoming wholly-owned subsidiaries of the Company.

In accordance with the Merger Agreement, on the Closing Date, the Company (i) paid the closing purchase price for distribution to DCC’s stockholders (the “Closing Purchase Price”), which is an amount that equals $63,500,000 plus the amount, if any, by which DCC’s estimated working capital (the “Estimated Working Capital”) exceeds $13,500,000 (the “Upper Target”) or minus the amount, if any, by which the Estimated Working Capital is less than $12,600,000, and less the amounts held in escrow, indebtedness, fees and such other amounts or payments deducted from the Closing Purchase Price (as described in the Merger Agreement), and (ii) made or caused certain other payments to be made, as provided in the Merger Agreement. The Estimated Working Capital was estimated to exceed the Upper Target by approximately $946,000 at the Closing Date. The Estimated Working Capital remains subject to adjustment post-closing upon determination of a final working capital amount. Upon closing, $5,000,000 was placed in escrow to satisfy future indemnification claims made by the Company, if any, and $500,000 was placed in an escrow account to satisfy post-closing working capital adjustments.

Pursuant to the Merger Agreement, at the effective time, the outstanding shares of capital stock of DCC (the “DCC Shares”) were automatically cancelled, retired and converted into the right to receive, in the aggregate, the “Aggregate Merger Consideration,” which means the aggregate of (a) the Closing Purchase Price, plus (b) all amounts distributed from the escrow account, if any, after satisfaction in full of any indemnification or other claims made by the Company in accordance with the terms of the Merger Agreement, plus (c) the “Excess Purchase Price”, as described in the Merger Agreement, if any, when and if paid, plus (d) any refunds for taxes payable to stockholders of DCC pursuant to Section 8.4.5 of the Merger Agreement, less (e) expenses and fees incurred or reasonably anticipated to be incurred, by the Stockholders’ Representative. All DCC Shares that were owned, directly or indirectly, by DCC, the Company, the Merger Subsidiary or any other wholly-owned subsidiary of the Company were automatically retired and ceased to exist without payment of consideration.

In addition, pursuant to the Merger Agreement, at the effective time each share of capital stock of the Merger Subsidiary issued and outstanding immediately prior to the effective time was automatically converted into and became one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of DCC.

The board of directors of the Company, the Merger Subsidiary and DCC approved the Merger Agreement and related activities.

Each DCC Share issued and outstanding immediately prior to the effective time that was held by any holder who has not voted in favor of the merger or consented thereto in writing and who shall have properly demanded appraisal for such DCC Shares in accordance with Section 262 of the Delaware General Corporate Law (the “DGCL”) (collectively, the “Dissenting Shares”) were not converted into and do not represent the right to receive any consideration pursuant to the Merger Agreement. Instead, any Dissenting Shares were canceled and ceased to exist and represented only the right to receive payment of the appraised value of the DCC Shares held by them in accordance with the provisions of Section 262 of the DGCL (less any amounts as are required to be deducted and withheld by law).

The Merger Agreement contains customary covenants, representations and warranties. In addition, certain institutional and employee stockholders of DCC have agreed to non-competition and non-solicitation of employees provisions that will be effective for a period ranging from one to two years, as applicable, from the Closing Date. In addition, each Stockholder waived the applicability of its stockholders’ agreement and waived its rights and released all claims in connection with any facts or events in existence on or prior to the closing, with the exception of any claims of nonpayment of current salary and benefits due to any Stockholder by DCC.

The Stockholders have agreed to indemnify the Company and its affiliates severally and not jointly against losses to which the Company and/or its affiliates may become subject through and after the date of any claim for indemnification that is based upon any alleged breach or inaccuracy of any representation or warranty made by the Stockholders and certain other breaches or failures to perform under the Merger Agreement, subject to the applicable survival period for such representations, warranties, covenants or other agreements set forth in the Merger Agreement. Pursuant to the Merger Agreement, the Company will generally not be entitled to indemnification until, in the case of any breach of or inaccuracy in a representation or warranty in the Merger Agreement, the aggregate amount of all such claims (excluding tax-related claims) exceeds $600,000. The Merger Agreement contains a separate indemnification threshold for tax-related claims. Under the Merger Agreement, the Company will not be entitled to indemnification for losses based upon a breach of representations and warranties and certain covenants related to taxes until the aggregate amount of such tax-related claims exceeds $500,000.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and, as of the specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely upon the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the DCC, the Company or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of certain terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information included pursuant to Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.01.

The foregoing description of transaction contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On January 5, 2010, the Company issued a press release announcing its acquisition of Amrep. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of the Businesses Acquired.

The financial statements required by this Item 9.01 of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by an amendment no later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01 of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by an amendment no later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated January 4, 2010, by and among Zep Inc., Project Missouri, Inc., Dawn Chemical Company, MCM Capital Partners L.P., as stockholders representative, and the stockholders of Dawn Chemical Company who executed the Agreement.

99.1	Press Release, issued January 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zep Inc.
(Registrant)

Date: January 4, 2010	/S/ C. FRANCIS WHITAKER, III
C. Francis Whitaker, III
Vice President, General Counsel and Secretary

EXHIBIT LIST

2.1	Agreement and Plan of Merger, dated January 4, 2010, by and among Zep Inc., Project Missouri, Inc., Dawn Chemical Company, MCM Capital Partners L.P., as stockholders representative, and the stockholders of Dawn Chemical Company who executed the Agreement.

99.1	Press Release, issued January 5, 2010